CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Trustees MID-ATLANTIC REALTY TRUST:

We consent to incorporation by reference in the registration statements of Mid-Atlantic Realty Trust on Form S-3 (File Nos. 33-66386, 333-20813 and 333-59061) and Form S-8 (File Nos. 333-12161 and 333-56885) of our report dated February 11, 2000, relating to the consolidated balance sheets of Mid-Atlantic Realty Trust and subsidiaries as of December 31, 1999, and 1998, the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Mid-Atlantic Realty Trust.

                                               KPMG LLP


Baltimore, MD
March 21, 2000